ASSIGNMENT AND ASSUMPTION
                                   and
                          MANAGEMENT AGREEMENT

This Assignment and Assumption and Management Agreement (this "Agreement") is made and entered into on October 27, 2010, by and among the following parties (each, a "Party" and collectively, the "Parties"):
China Stationery & Office Supply, Inc., a Delaware corporation (the "Company"), Ningbo Binbin Stationery Co., Ltd., a limited liability company organized under the laws of the People's Republic of China (the "Subsidiary") , and Wei Chenghui (the "Manager").

WHEREAS, the Subsidiary is a wholly-owned subsidiary of the Company that is engaged in the business of distributing office supplies in the People's Republic of China and internationally; and

WHEREAS, the Manager and other shareholders are on this date transferring control of the Company to individuals who intend to cause the Company to enter into other business ventures, and who believe the Company would be well served by divesting itself of the Subsidiary; and

WHEREAS, the Manager wishes to continue to control the Subsidiary.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:


                TRANSFER AND ASSIGNMENT OF ASSETS

	On the terms and subject to the conditions herein expressed, the Company hereby sells, conveys, transfers, assigns, sets over and delivers to the Subsidiary at the Time of Closing (as defined in Section 3.1), and the Subsidiary assumes and accepts, all of the assets, rights and interests, tangible and intangible, of every kind, nature and description, then owned, possessed or operated by the Company, wheresoever situate (collectively, the "Assets"), including without limitation the following:

 	Intangible Property. All intangible assets of the Company which are transferable including, but not limited to, customer and supplier lists, privileges, permits, licenses, software and software licenses, certificates, commitments, goodwill, registered and unregistered patents, trademarks, service marks and trade names, and applications for registration thereof and the goodwill associated therewith;
	Cash and Accounts Receivable. All accounts receivable, deposit accounts, cash and cash equivalents and securities owned by the Company ;
	Claims. Claims made in lawsuits and other proceedings filed by the Company, judgments and settlements in the Company's favor, rights to refunds, including rights to and claims for federal and state income and franchise tax refunds and refunds of other taxes paid based upon or measured by income prior to the Closing, and insurance policies and rights accrued thereunder.



                      ASSUMPTION OF LIABILITIES

	Scope of Liabilities Assumed. The Subsidiary shall assume, pay, perform or discharge the following:

   - any and all debts, liabilities or obligations of any nature of the Company or the Subsidiary, whether contingent or fixed and whether known or unknown, which have accrued at the Time of Closing.
   - any and all debts, liabilities or obligations of any nature of the Subsidiary, whether contingent or fixed and whether known or unknown, arising either before or after the Time of Closing.

The Subsidiary shall promptly provide for payment, performance and discharge of the same in accordance with their terms.

                              THE CLOSING

The Closing. The closing of the transactions contemplated in this Agreement ("Closing") shall take place simultaneously with the closing of the transactions contemplated under the Share Purchase Agreement between Peter Zhou as agent for the selling shareholders and Barry Sytner as agent for the purchasers. The effective time of closing is referred to herein as the "Time of Closing."

Deliveries by the Company. At Closing, the Company shall deliver to the Subsidiary, in addition to all other items specified elsewhere in this Agreement, the following:

   - Such instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will be required or as may be desirable to vest in the Subsidiary, its successors and assigns, all right, title and interest in and to the Assets, subject to any and all mortgages, pledges, liens, encumbrances, equities, charges, conditional sale or other title retention agreements, assessments, covenants, restrictions, reservations, commitments, obligations, or other burdens or encumbrances of any nature whatsoever that exist at the Time of Closing;
   - All of the files, documents, papers, agreements, books of account and records pertaining to the Assets;
   -  Actual possession and operating control of the Assets; and
   - To the extent required, the consents of third parties to the assignment and transfer of any of the Assets.

Deliveries by Subsidiary. At Closing, the Subsidiary shall deliver to the Company any instruments, in addition to this Agreement, as the Company deems necessary or desirable fully to secure the assumption by the Subsidiary, its successors and assigns, of all liabilities and obligations of the Company, as described Section 2.1 hereof.



              COVENANTS ON AND SUBSEQUENT TO THE CLOSING DATE

On and after the Closing Date, the Subsidiary and the Company (as the case may be) covenant as follows:

	Pay Creditors. Following the Closing, the Subsidiary shall pay all payables and other obligations of the Company assumed hereunder by the Subsidiary, as such obligations become due in the ordinary course of business.
	Lawsuits. Without limiting the generality of Section 2.01, following the Closing, the Subsidiary shall continue the defense of any and all lawsuits or other claims filed or threatened against the Company.
	Insurance Policies. The Subsidiary shall name the Company as an additional insured on all insurance policies transferred by the Company or any other insurance policies covering the period prior to the Time of Closing, and the Subsidiary shall provide proof of such coverage to the Company upon request.
	Right to Inspect Records. The Subsidiary shall permit the Company and its agents to have reasonable access to the books and accounts of the Subsidiary (at the expense of the Company) for the purpose of filing tax returns, preparing filings required by the Securities and Exchange Commission, and all other legitimate purposes.
	Execution of Further Documents.   Upon the request of either
party, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, assumptions, undertakings, transfers, conveyances, title certificates, powers of attorney and assurances as may be required , in the case of the Subsidiary, to convey and transfer to, and vest in, the Subsidiary all of the Company's right, title and interest in the Assets, and in the case of the Company, to secure the assumption by the Subsidiary of the Company's obligations and liabilities arising as of the Time of Closing.

                   MANAGEMENT AND OPERATION OF SUBSIDIARY

	Titles. The Subsidiary hereby engages the Manager to manage and operate its business. The Manager shall serve as the sole member of the Board of Directors of the Subsidiary, and the Manager shall have such titles as he deems appropriate under the circumstances.

	Duties.	The Manager agrees that he will manage and operate
the business of the Subsidiary to the best of his abilities and will devote such time and effort as necessary to fulfill his duties under
this Agreement.    The Manager shall not be liable to the Company or to
any shareholder of the Company for any failure, negligence or inadequacy in connection with his management of the Subsidiary, however, other than for willful and malicious misconduct.

	Management of the Subsidiary. The Company agrees that the Manager will have exclusive authority over the operations of the Subsidiary, except that the Company shall be entitled to intervene in the event that a breach of the covenants in this Agreement or any conduct by the Manager in the course of operating the Subsidiary threatens the Company with material harm or material liability of any kind. (In any such event, the Company shall be entitled to remove the directors and officers of the Subsidiary and to elect a new Board of
Directors.)    The Manager shall maintain such books and records of the
operations of the Subsidiary as are required by the Rules of the SEC, and shall prepare quarterly and annual financial statements promptly so as to permit the Company to file periodic reports with the SEC according to SEC Rules.

	Company's Covenants. The Company shall not cause any funds or assets of the Subsidiary to be paid or transferred to the Company, nor shall the Company cause the Subsidiary to issue any capital stock of any class or series or any options, warrants or rights to acquire capital stock of the Subsidiary whether for additional consideration or on conversion.

                OPTION TO PURCHASE OR SELL THE SUBSIDIARY

    	The Options. The Company hereby grants to the Manager an irrevocable option to acquire all of the registered capital of the Subsidiary (the "Call Option"). The Manager hereby grants to the Company an irrevocable option to cause the Manager to purchase all of the registered capital of the Subsidiary (the "Put Option"). Either the Put Option or the Call Option may be exercised at any time when the Subsidiary does not represent substantially all of the assets of the Company. In addition, the Call Option may be exercised by the Manager at any time after January 1, 2011. The Manager may exercise the Call Option by giving written notice to the Company, or the Company may exercise the Put Option by giving written notice to the Manager, said notice in either case being effective upon delivery.

	Consideration for Transfers. Upon exercise of either option, the Manager will deliver to the Company, duly endorsed for transfer to the Company, one or more certificates representing in aggregate three million seven hundred ninety six thousand nine hundred thirty eight (3,796,938) shares of the Company's common stock. The Manager will also deliver to the Company a written personal and unconditional guarantee of the obligations of the Subsidiary set forth in Section 2.1 of this agreement. After the effective date of exercise of either option, the Company will provide any reasonable assistance required by the Manager to effect the registration with the government of China of the transfer of the registered capital of the Subsidiary.

                            INDEMNIFICATION

Indemnification by Subsidiary and Manager. From and after the Closing, the Subsidiary and the Manager shall, jointly and severally, indemnify and save the Company, its officers and directors, and their respective successors, assigns, heirs and legal representatives ("Company Indemnitees") harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, without limitation, actual attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim, incurred by or asserted against any Company Indemnitee due to or resulting from a violation or default by the Subsidiary with respect to any of the Subsidiary's covenants, obligations or agreements hereunder and any losses or expenses incurred in connection with, or payment by the Company of the debts, liabilities and obligations assumed by the Subsidiary hereunder or the debts, liabilities and obligations of the Subsidiary arising after the Time of Closing.

Indemnification Procedures. The party seeking indemnification ("Indemnified Party") shall give the indemnifying party ("Indemnifying Party") notice (a "Claim Notice") of its indemnification claim which notice shall (i) be in writing, (ii) include the basis for the indemnification, and (iii) include the amount Indemnified Party believes is the amount to be indemnified, if reasonably possible.
 Indemnifying Party shall be deemed to accept Indemnified Party's claim unless, within twenty (20) business days after receipt of any Claim Notice, Indemnifying Party delivers to Indemnified Party notice of non-acceptance of the indemnification claim, which must (a) be in writing and (b) include the basis for the disagreement.

The parties shall attempt in good faith to resolve any issues concerning liability and the amount of such claim, and any issues which they cannot resolve within thirty (30) days after delivery of the notice of non-acceptance pursuant to Section 7.2(b) shall be settled by arbitration in accordance with the rules of the American Bar Association, by a sole arbitrator located in New York, NY or such other location as the parties shall agree, whose determination shall be final and binding on the parties hereto. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. sections 1-16, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award legal fees, arbitration costs and other expenses, in whole or in part, to the prevailing party.

                            MISCELLANEOUS

Benefit. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, assignees, heirs and legal representatives.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Amendment, Modification and Waiver.    Any Party hereto may waive in
writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing and signed by the Party or Parties to be charged.

Entire Agreement. This Agreement and the exhibits, schedules and other documents expressly provided hereunder or delivered herewith represent the entire understanding of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on date first written above.

CHINA STATIONERY & OFFICE SUPPLY, INC. NINGBO BINBIN STATIONERY CO, LTD.

By:   /s/Wei Chenghui                         /s/Wei Chenghui
      Wei Chenghui, Chief Executive Officer   Wei Chenghui, Chairman

/s/Wei Chenghui
WEI CHENGHUI, individually


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